     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 6, 2000

                                                      REGISTRATION NO. 333-95313
--------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          GELTEX PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           04-3136767
          (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

             MARK SKALETSKY, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          GELTEX PHARMACEUTICALS, INC.
                               153 SECOND AVENUE
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 290-5888
      (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           -------------------------

                                    COPY TO:
                            LEWIS J. GEFFEN, ESQUIRE
              MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
                              ONE FINANCIAL CENTER
                          BOSTON, MASSACHUSETTS 02111
                                 (617) 542-6000

                           -------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practical after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

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--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. NO ONE MAY SELL THESE SECURITIES NOR MAY OFFERS TO BUY BE ACCEPTED UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

                                   PROSPECTUS


                   Subject to Completion, dated March 6, 2000


                          GELTEX PHARMACEUTICALS, INC.

                         247,357 SHARES OF COMMON STOCK

- We are registering a total of 247,357 shares of GelTex common stock for issuance upon the exercise of certain of our options and warrants, or Option Shares and Warrant Shares, by the holders of the options and warrants.

- We will receive total proceeds of $7,037,105.40 if all of the options and warrants are exercised.

- Our common stock trades on the Nasdaq National Market under the symbol "GELX."

- Our address is 153 Second Avenue, Waltham, MA 02451, and our telephone number is (781) 290-5888.

                           --------------------------
                            THIS INVESTMENT INVOLVES
                             A HIGH DEGREE OF RISK.
                              YOU SHOULD PURCHASE
                                 SHARES ONLY IF
                                 YOU CAN AFFORD
                                A COMPLETE LOSS.

                               SEE "RISK FACTORS"

                              BEGINNING ON PAGE 3.

                           --------------------------


ON MARCH 3, 2000, THE CLOSING SALE PRICE OF ONE SHARE OF GELTEX COMMON STOCK AS QUOTED ON THE NASDAQ NATIONAL MARKET WAS $21.56.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

               THE DATE OF THIS PROSPECTUS IS              , 2000

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

     This summary highlights information incorporated by reference or contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the "Risk Factors" section, and you must consult the more detailed financial statements, and notes to financial statements, incorporated by reference in this prospectus.

     Whenever used herein, "our company," "we," "us" and "our" are references collectively to GelTex Pharmaceuticals, Inc. and our wholly-owned subsidiaries.

                                  THE COMPANY

     We have historically focused our efforts on the development of non-absorbed, polymer-based pharmaceuticals that selectively bind to and eliminate target substances from the intestinal tract. With our acquisition of SunPharm Corporation in November 1999, we acquired expertise in two chemically related classes of molecules, polyamines and iron chelators. In October 1998, we received approval from the United States Food and Drug Administration, or the FDA, for our lead product Renagel* Capsules (sevelamer hydrochloride), and in July 1999, we filed a New Drug Application, or NDA, with the FDA seeking approval for our second compound, Cholestagel* (colesevelam hydrochloride). Throughout 1999, we continued our product development efforts focused on therapeutic agents for the treatment of obesity and infectious diseases.


     Renagel Capsules had been studied in over 400 hemodialysis patients prior to FDA approval, and is indicated for the treatment of elevated serum phosphorous levels (hyperphosphatemia) in end stage renal disease patients. Commercial sales of Renagel commenced in the United States in November 1998 through our joint venture, the Renagel JV, with Genzyme Corporation. In February 2000, the European Commission granted marketing approval in Europe for Renagel* Capsules (sevelamer hydrochloride). The marketing approval is valid in the 15 member states of the European Union. Also, in February 2000, the Renagel JV received marketing authorization from the Health Protection Branch of the Canadian government.


     In July 1999, we submitted a NDA to the FDA to market Cholestagel for the treatment of hypercholesterolemia, a condition characterized by undesirably high blood cholesterol levels. Prior to the submission of the NDA, Cholestagel had been studied in eight clinical trails as a monotherapy and in combination with statins, the current standard of treatment for lowering LDL cholesterol. In December 1999, we entered into a Collaboration Agreement with Sankyo Pharma Inc. under which we granted Sankyo exclusive rights to market Cholestagel in the United States in exchange for our receipt of certain initial, milestone and royalty payments from Sankyo. At the same time, we entered into another Collaboration Agreement with Sankyo under which we sold Sankyo an option to obtain the exclusive right to develop and market our second generation cholesterol-lowering compound in the United States, Europe and Japan. Sankyo has agreed to pay for all development costs for the second generation compound for so long as their option to license the compound remains in effect.

     During 1999, we continued our anti-obesity drug discovery program. We also continued our efforts in the area of infectious diseases focusing on the discovery of polymers that bind to and inactivate the toxins of Clostridium difficile, a major cause of antibiotic-associated diarrhea.


     We commenced operations in 1992 and have incurred operating losses since that time. As of December 31, 1999, we had an accumulated deficit of approximately $109 million.


---------------

* Renagel and Cholestagel are registered trademarks of our company.
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                                        2

                                  RISK FACTORS

     Before you purchase our securities, you should be aware that there are risks, including those described below. You should consider carefully these risk factors together with all of the other information contained elsewhere in this prospectus or incorporated by reference before you decide to purchase our securities.

WE DEPEND ON CORPORATE AND STRATEGIC COLLABORATIONS FOR RESEARCH AND DEVELOPMENT AND SALES AND MARKETING OF PRODUCTS

     Our lead product, Renagel (sevelamer hydrochloride), is currently being sold in the United States through our joint venture with Genzyme, and we have entered into a collaboration agreement with Chugai Pharmaceutical Co. Ltd., or Chugai., for the development and commercialization of Renagel in Japan and other Pacific Rim countries. In December 1999, we entered into a collaboration agreement with Sankyo for the final development and commercialization of Cholestagel (colesevelam hydrochloride) in the United States, as well as a collaboration agreement granting Sankyo an option to obtain exclusive rights to develop and commercialize our second generation cholesterol-lowering compound in various territories. In connection with our acquisition of SunPharm, we acquired a collaboration agreement with the University of Florida and a consulting agreement with Dr. Raymond Bergeron, under which substantially all of our research and a large portion of the early pre-clinical development work related to polyamines and iron chelators will be conducted. From SunPharm, we also acquired strategic alliances with Warner-Lambert Company, or Warner-Lambert, and Nippon Kayaku Co., Ltd., or Nippon Kayaku, to develop and commercialize diethylnorspermine, or DENSPM.

     With respect to these products or potential products, we are relying or plan to rely upon our corporate partners to:

     - commercialize Renagel and other potential products;

     - obtain certain regulatory approvals;

     - conduct specified research and development activities, including in some circumstances, clinical trials; and

     - fund certain development activities.

     If our existing collaborations are terminated or otherwise unsuccessful, we will have to either delay the continued development and commercialization of potential products or expend our own resources to fund such activities. A delay in product development or commercialization or an increase in expenditures to fund development, sales and marketing would likely require us to seek additional sources of funding, and we cannot assure that such funding will be available when needed or on acceptable terms. In addition, should we fail to retain the relationship with the University of Florida and Dr. Bergeron, there can be no assurance that we will be able to facilitate the efficient development of our acquired intellectual property position in iron chelator and polyamine technology.

     To the extent that we are successful in maintaining our corporate partners and strategic relationships, we will be dependent upon the efforts of our collaborators. We cannot assure that the efforts of our collaborators will be successful. Specifically, although Genzyme has built its own specialty sales force to sell Renagel, it does not have previous experience marketing to physicians who treat patients with kidney failure. We cannot assure that Genzyme and Sankyo will be successful in achieving market acceptance for Renagel and Cholestagel, respectively, at levels consistent with our projections for these products.

RISKS RELATED TO LEAD PRODUCTS AND POTENTIAL PRODUCTS AND FAILURE TO GENERATE SIGNIFICANT PRODUCT SALES COULD IMPAIR OUR BUSINESS


     As of December 31, 1999, our lead product, Renagel, has generated minimal revenue from product sales in the amount of approximately $19.8 million since commercial sale of the product commenced in the United States in November 1998. We have not generated any other revenue from product sales. Although the U.S. Food and Drug Administration, or FDA, has granted marketing approval for Renagel capsules, we cannot assure that the product will receive market acceptance and meet sales expectations. In Europe, the Committee for Proprietary Medicinal Products, or CPMP, adopted a positive opinion for marketing authorization under exceptional circumstances for Renagel, and such opinion will be forwarded to the European Commission for a final decision. Notwithstanding the positive opinion of the CPMP, we cannot assure that the European Commission will issue a marketing authorization for Renagel. Renagel is also currently undergoing regulatory review in Canada, and similarly, we cannot assure that regulatory authorities in Canada will approve the product. Should approval in Europe or Canada be forthcoming, we cannot assure that the product will be successfully marketed by Genzyme in those territories.


     On July 30, 1999, we filed a New Drug Application, or NDA, for Cholestagel with the FDA for the treatment of hypercholesterolemia, a condition characterized by undesirably high blood cholesterol levels. We cannot assure that the results of any of our clinical trials or that our NDA will be sufficient to meet the FDA's requirements for product approval. Failure to obtain FDA approval for Cholestagel, or any significant delay in obtaining such approval, would have a material adverse effect on our business. Even if FDA approval for Cholestagel is obtained, we cannot assure that Cholestagel will achieve market acceptance or meet expected sales goals.

PRODUCT DEVELOPMENT EFFORTS MAY NOT YIELD SUCCESSFUL PRODUCT INTRODUCTIONS AND MARKET ACCEPTANCE

     Our future business success will depend on our ability to successfully develop and obtain regulatory approval to market new pharmaceutical products. Successful commercialization of our product candidates under development depends on whether we are able to:

     - complete their development in a timely fashion;

     - obtain and maintain patents or other proprietary protections;

     - obtain required regulatory approvals;

     - implement and maintain efficient, commercial-scale manufacturing processes or maintain relationships with third party manufacturers for such purposes;

     - gain early entry into relevant markets;

     - obtain reimbursement for sales of our products;

     - establish and maintain sales, marketing, distribution and development collaborations; and

     - demonstrate the competitiveness of our products.

     Our anti-obesity and infectious disease programs are the primary focus of our internal research and development efforts and are in early stages of pre-clinical development. Through the acquisition of SunPharm, we acquired additional research and development programs being conducted by the University of Florida, Warner-Lambert and Schein Pharmaceuticals. In addition, we acquired from SunPharm rights to several compounds targeting multiple therapeutic areas in various stages of research or development, including one pharmaceutical product in Phase II clinical trials. Typically, Phase II trials are not sufficient to demonstrate conclusively the safety or efficacy of the products under investigation, and the success of substantial further clinical trials may be required before the FDA may approve the products for commercialization. We cannot assure that any of our potential products will:

     - prove safe or effective in clinical trials;

     - meet applicable regulatory standards;

     - be produced in commercial quantities at acceptable cost; or

     - be successfully marketed.

     We cannot assure that our research and development activities will be successful or that any product candidates will be chosen from pre-clinical studies. Should we commence the clinical development of any additional compounds, we cannot assure that clinical trials of products under development will demonstrate the safety and efficacy of such products at all or to the extent necessary to obtain regulatory approvals.

     Development of a product requires substantial technical, financial and human resources even if the product is not successfully completed. Due to uncertainties that are part of the development process, many of the products that we try to develop may not be successfully completed, execution of product development in a timely manner may not be possible, and we may not be able to fully fund development programs necessary to complete product development. Delays or unanticipated increases in costs of development at any stage of development, or our failure to obtain regulatory approval or market acceptance for our products, could adversely affect our operating results.

WE HAVE EXPERIENCED OPERATING LOSSES, WHICH ARE EXPECTED TO CONTINUE

     We have historically operated with net losses and expect that we will continue to operate with net losses through at least the end of 2000.


     As of December 31, 1999, we had an accumulated deficit of approximately $109 million. The continuing development and commercialization of our potential products will require the commitment of substantial resources. To achieve sustained profitable operations, we must, independently or with our corporate partners, successfully develop, obtain regulatory approval for, manufacture and market our products. The amount of net losses and the time required to reach sustained profitability are highly uncertain for us. We cannot assure that we will be able to achieve or sustain profitability.


WE MAY REQUIRE SUBSTANTIAL ADDITIONAL CAPITAL, WHICH MAY BE DIFFICULT TO OBTAIN

     Our cash requirements may potentially increase materially from those now planned and could result in the need for substantial additional capital if any of the following should occur:

     - FDA approval of NDAs, particularly with respect to Cholestagel, are delayed or not obtained;

     - failure of negotiations with suppliers to result in an acceptable cost for the manufacture of our products or potential products;

     - results of research and development efforts or results of clinical trials indicate a requirement for increased funding;

     - termination or alteration of our Cholestagel collaboration with Sankyo, or a decision by Sankyo not to exercise its option to license our second generation cholesterol-lowering product;

     - termination or alteration of our agreements with the University of Florida, Warner-Lambert, Schein or Nippon Kayaku;

     - increases in, or interruptions in the supply of, special materials required for the manufacture of products;

     - competitive technological advances;

     - additional funding is required in connection with the FDA review or other regulatory processes and other factors; or

     - termination of our Renagel joint venture.

     Adequate additional funds, whether through additional sales of securities or collaborative or other arrangements with corporate partners or from other sources, may not be available when needed or on terms acceptable to us. Insufficient funds may require us to delay, scale back or eliminate certain of our research and product development programs, or license third parties to commercialize products or technologies under terms that we might otherwise find unacceptable. If required additional funding is not obtained, our business and operating results would be adversely affected.

UNCERTAINTY OF MANUFACTURING AND SUPPLY RELATIONSHIPS MAY AFFECT OUR ABILITY TO PRODUCE AND SELL PRODUCTS

     Our company and our Renagel joint venture with Genzyme have relied and will continue to rely upon third parties to manufacture commercial quantities of Renagel. Our company and our Renagel joint venture currently have or are in the process of negotiating the following manufacturing or supply relationships related to Renagel:

     - We have non-exclusively sublicensed our rights to manufacture the starting material for Renagel to a supplier, and have recently entered into a long-term fixed-price supply agreement to purchase the starting material from this supplier;

     - We have entered into a long-term fixed price supply agreement with The Dow Chemical Company for the active ingredient for Renagel;

     - Our Renagel joint venture with Genzyme has entered into a long-term fixed price supply agreement with Genzyme to manufacture the active ingredient for Renagel;

     - We have concluded a long-term fixed price service agreement with one encapsulator to formulate the Renagel active ingredient into finished Renagel capsules for distribution into the United States, and we are currently negotiating a long-term fixed price service agreement with the same encapsulator to formulate the Renagel active ingredient into finished Renagel capsules for distribution into other territories; and

     - We are in the process of negotiating a long-term fixed price service agreement with a tabulator to formulate the Renagel active ingredient into finished Renagel tablets.

     With respect to Cholestagel, we currently have or are in the process of negotiating the following manufacturing or supply relationships:

     - We have non-exclusively sublicensed our rights to manufacture the starting material for Cholestagel to a supplier, and have recently entered into a long-term fixed-price supply agreement to purchase the starting material from this supplier;

     - We have entered into a supply agreement related to the supply of initial commercial quantities of the active ingredient for Cholestagel, and are beginning negotiations regarding a long-term supply agreement for commercial quantities of the active ingredient for Cholestagel; and

     - We are in the process of negotiating a long-term fixed price service agreement with a formulator to formulate the Cholestagel active ingredient into finished Cholestagel tablets.

     Should any of these manufacturing relationships or negotiations terminate or should any of the suppliers be unable to satisfy our requirements for starting material, active ingredients or finished goods, we would be unable to commercialize our products as expected, and our business and financial condition would be materially and adversely affected. In addition, we have agreed to supply the Cholestagel active ingredient and Cholestagel finished goods to Sankyo at fixed prices. We cannot assure that our suppliers of Cholestagel active ingredient or Cholestagel finished product will be able to deliver materials to us at the same fixed prices. To the extent our suppliers are not able to satisfy our requirements for Cholestagel active ingredient or finished product at such prices, our results of operations would be materially adversely affected. In addition, we cannot assure that we will be successful in obtaining additional sources for any of the products or services described above or that we will be able to obtain such products or services on commercially reasonable terms.

     We will also rely on third parties for the production of polyamine analogue compounds or iron chelators in limited quantities for our pre-clinical and clinical trials and do not at the present time possess the staff or facilities necessary to manufacture these compounds in commercial quantities. We cannot ensure that we or our suppliers can manufacture the polyamine analogue compounds or iron chelators at a cost or in quantities necessary to make these compounds commercially viable products. We may utilize existing relationships with manufacturers of our compounds and could be materially adversely affected by delays or interruptions in supply of polyamine analogue compounds or iron chelators.

     A shutdown in any of the manufacturing facilities utilized by our suppliers due to technical, regulatory or other problems, resulting in an interruption in supply of products, could significantly delay the manufacturing of one or more of our products, which could have an adverse impact on our financial results. The manufacturing process for pharmaceutical products is highly regulated, and regulators may shut down manufacturing facilities that they believe do not comply with regulations. The FDA's current Good Manufacturing Practices are extensive regulations governing manufacturing processes, stability testing, record-keeping and quality standards. Because the suppliers of key components and materials must be named in an NDA filed with the FDA for a product, significant delays can occur if the qualification of a new supplier is required. In the event of any interruption in supply from a contract manufacturer due to regulatory reasons, processing problems, capacity constraints or other causes, alternative manufacturing arrangements may not be available to us on a timely basis, if at all.

WE RELY ON LICENSES FROM THIRD PARTIES FOR ACCESS TO MATERIALS AND TECHNOLOGIES, AND FAILURE TO MAINTAIN THESE LICENSES WOULD NEGATIVELY IMPACT US

     We have obtained a non-exclusive license from the third party which has patents covering the starting material employed in the manufacture of Renagel and Cholestagel. We may not sublicense our rights under this license without the licensor's consent, except to our current supplier of the starting material and certain other parties specified in the license. The license agreement may be terminated upon short notice if we fail to meet our material obligations under the license agreement, including lump sum payments, royalties and confidentiality obligations. If the license is terminated and the owner of the patent is unwilling to supply material to us, we may not be able to commercialize our lead products using current manufacturing procedures, if at all, which would have a material adverse effect on our financial condition and results of operations.

     We also license significant technology from the University of Florida, and exclusively license more than 45 issued U.S. and foreign patents and numerous pending patent applications, subject to the nonexclusive statutory U.S. government license.

     The University of Florida may terminate our rights under this license agreement under certain circumstances, including our:

     - failure to pay royalties as required;

     - material breach of the license agreement;

     - bankruptcy or failure to carry on our business;

     - failure to commence marketing of a licensed product within six months of approval in any specific market; and

     - failure to comply with the terms of our sponsored research agreement with the University of Florida.

To date, no licensed products under the agreement have received marketing approvals in any specific market. If the University of Florida terminates the license agreement, our rights to manufacture and market DEHOP, DENSPM and certain other potential products would terminate, and our financial condition and results of operations could be materially adversely affected.

OUR OPERATIONS DEPEND ON COMPLIANCE WITH COMPLEX GOVERNMENT REGULATIONS

     Government authorities in the U.S. and other countries, including the FDA, extensively regulate our research, pre-clinical development, clinical trials, and the manufacturing and marketing of products under development. To obtain approval to commercialize a product, we must demonstrate to the satisfaction of these authorities that a product is safe and effective for its intended uses, and that the product can be manufactured to the applicable standards. In the U.S. and other countries, the product must also undergo extensive pre-clinical testing. To date, we have received only U.S. regulatory approval to market Renagel capsules. Delays in obtaining additional regulatory approvals could adversely affect the marketing of products we develop and our ability to generate commercial product revenues.

     Whether or not FDA approval has been obtained, approval of a product by regulatory authorities in most foreign countries must be obtained prior to the commencement of commercial sales of the product in these countries. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval may be longer or shorter than that required for FDA approval. Although there are some procedures for unified filings in the European Union, in general, each country at this time has its own procedures and requirements. Further, the FDA regulates the export of products produced in the U.S. and may prohibit the export even if such products are approved for sale in other countries.

     We are subject to numerous environmental, health, and workplace safety laws and regulations, including those governing laboratory procedures and the handling of biohazardous materials. Any violation of, and cost of compliance with, these laws and regulations could adversely affect our operations.

     The effects of governmental regulation will have considerable effect on the development of our products including:

     - The regulatory process includes pre-clinical studies and clinical trials of each product to establish its safety and efficacy, and may include post-marketing studies that require expenditure of substantial resources.

     - The results for pre-clinical studies and early clinical trials that we conduct may not be predictive of results obtained in later clinical trials, and there can be no assurance that clinical trials conducted by us will demonstrate sufficient safety and efficacy to obtain marketing approvals.

     - The rate of completion of our clinical trials may be delayed by many factors, including slower than anticipated patient enrollment or adverse events occurring during the clinical trials.

     - Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based upon many factors, including changes in regulatory policy during the period of product development.

     - As a result of FDA reviews or complications that may arise in any phase of the clinical trial program, the proposed schedules for IND, IDE and clinical protocol submissions to the FDA, initiations of studies and completions of clinical trials may not be maintained.

     We cannot assure that we will have sufficient resources to complete regulatory processes or that we could survive the inability to obtain, or delays in obtaining, those approvals. Regulatory authorities may decide at any time to review any approvals they may have previously granted, and their later discovery of previously unknown problems may result in withdrawal of products from the market. Failure to comply with applicable regulatory requirements can result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. Further, authorities may establish additional regulations that could prevent or delay regulatory approval of and/or limit federal government reimbursement for our products.

WE FACE INTENSE COMPETITION FROM OTHER COMPANIES WHOSE PRODUCTS MAY GAIN GREATER MARKET ACCEPTANCE

     The pharmaceutical industry is intensely competitive and is subject to rapid and significant technological change. Many companies, including biotechnology, chemical and pharmaceutical companies, are actively engaged in activities similar to ours, including research and development of products for the treatment of hyperphosphatemia, hypercholesterolemia, obesity, infectious diseases, cancer and AIDs related diarrhea. For example, in addition to Renagel capsules, there are several other phosphate binders available or under development. A prescription calcium acetate preparation is currently the only other product approved in the U.S. for the treatment of elevated phosphorus levels in patients with end-stage renal disease. Other products currently used as phosphate binders include over-the-counter calcium- and aluminum-based products and dietary calcium supplements.

     In the cholesterol reduction field, products are currently available that address many of the needs of the market. These products include other bile acid sequestrants, HMG-CoA reductase inhibitors, fibric acid derivatives and niacin products. In 1998, sales of HMG-CoA reductase inhibitors represented approximately 97% of the market for cholesterol-reducing drugs sold in the U.S. Currently marketed products often have a significant competitive advantage over new products such as those which we may introduce, and we cannot assure that our products will be able to compete successfully with existing therapies or will achieve market acceptance. Our success depends upon developing and maintaining a competitive position in the development of products and technologies in our areas of focus. Failure to achieve these objectives will adversely affect our ability to achieve and sustain profitability.

     We cannot assure that respective competitors will not succeed in developing technologies and products that are more effective than any which we are developing or anticipate developing, which would render our technology and products obsolete or noncompetitive. Many of these competitors have substantially greater financial and technical resources, larger research and development staffs and more extensive marketing and manufacturing capabilities than we or our partners have, and certain of these competitors may compete with us in establishing development and marketing agreements with pharmaceutical companies. In addition, many of our competitors have greater experience in conducting pre-clinical testing and human clinical trials and obtaining FDA and other regulatory approvals. Our competitors may succeed in obtaining FDA approval for competitive products more rapidly than us.

PATENTS AND PROPRIETARY TECHNOLOGY MAY BE DIFFICULT TO OBTAIN OR INEFFECTIVE, ALLOWING OTHER COMPANIES TO MORE EASILY PRODUCE PRODUCTS SIMILAR TO OUR PRODUCTS

     The biotechnology and pharmaceutical industries place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, in part, on our ability to obtain patent protection for our manufacturing processes and products (including the use of our products), preserve our trade secrets and operate without infringing the proprietary rights of third parties. We have ongoing research efforts and expect to seek additional patents covering this research in the future. We cannot assure our success or timeliness in obtaining any patents. We cannot assure that patent applications relating to our potential products or technology will result in patents being issued or that any current or future patents will provide us with substantial protection or commercial benefit, afford us adequate protection from competing products, or not be challenged, invalidated or infringed. Furthermore, we cannot assure that others will not independently develop similar products and processes, duplicate any of our products or design around any current or our future patents. With respect to patents licensed from the University of Florida, the U.S. government has funded certain activities related to certain of such patents and therefore, it retains a non-exclusive license to inventions made under grants from the National Institutes of Health, or NIH. As a non-exclusive licensee of certain of the University of Florida patents, the U.S. government could increase the supply of products based on the patents or reduce the cost of treatment with the products, should the government exercise its non-exclusive rights. Any of these actions could materially and adversely affect our operations related to technology licensed from the University of Florida.

     We possess important proprietary trade secrets and unpatented know-how. We cannot assure that others may not independently develop the same or similar technologies. Although we have taken steps to protect these technologies, third parties may gain access to them.

     In addition, we may be required to obtain licenses to patents or other proprietary rights of third parties. We cannot assure that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays in product market introductions while we attempt to design around such patents or other rights, or we may be unable to develop, manufacture or sell such products. We also seek to protect our proprietary technology, including technology which may not be patented or patentable, in part by confidentiality agreements and, if possible, inventions rights agreements with our collaborators, advisors, employees and consultants. We cannot assure that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise be disclosed to, or discovered by, competitors. We cannot assure that such persons or institutions will not assert rights to intellectual property arising out of their relationships with us.

     Significant litigation has been conducted in the biotechnology and pharmaceutical industry regarding patents and other proprietary rights. We could incur substantial costs in defending our company in suits brought against us or in suits in which we may assert our patents against others. If the outcome of any such litigation is unfavorable to us, our business could be materially and adversely affected. To determine the priority of inventions, we may also have to participate in interference proceedings declared by the U.S. Patent and Trademark Office, which could result in adverse decisions and substantial cost to us. If we become involved in similar litigation on its intellectual property rights, we would be materially adversely effected.

PRODUCT LIABILITY CLAIMS MAY INCREASE COSTS AND DECREASE PROFITS

     Our business exposes us to potential product liability claims, which are inherent in the testing, manufacturing, marketing and sale of pharmaceuticals. The use of our product candidates in clinical trials also exposes us to product liability claims and possible adverse publicity. These risks increase with respect to our product candidates, if any, that receive regulatory approval for commercialization. We currently have limited product liability insurance coverage for the clinical research use of our product candidates, and have product liability coverage for the commercial sale of Renagel. However, we cannot assure that we will be able to obtain additional insurance coverage for our other products which may be commercialized in the future on acceptable terms, if at all, or that a product liability claim would not materially adversely affect our business. It is possible that a single product liability claim could exceed our insurance coverage limits, and multiple claims are possible. If that happens, our insurance coverage may not be adequate, and in the future such insurance may not be renewed at an acceptable cost, if at all. Our business, financial condition and results of operations could be materially and adversely affected by one or more successful product liability claims.

PHARMACEUTICAL PRICING AND REIMBURSEMENT PROCEDURES MAY AFFECT OUR FINANCIAL PERFORMANCE

     In both domestic and foreign markets, our or our corporate partners' ability to commercialize our products may depend on whether government health administration authorities, private health insurers and others provide for reimbursement of the costs of these products and related treatments and other organizations. Third party payors are increasingly challenging the price and cost effectiveness of medical products. We cannot assure that these third party payors will consider our proposed products cost effective or that third party payors will adequately reimburse us or our corporate partners to allow for an appropriate return on our investment in product development. If the government and third party payors do not provide adequate coverage and reimbursement levels for use of our therapeutic products, the market acceptance of these products and our financial performance would be adversely affected. This is particularly true with respect to Renagel, which competes with certain low-priced, over-the-counter products.

     Healthcare reform, in particular, may have a significant impact on any of our products under development. Any reform measures, if adopted, could adversely affect the pricing of therapeutic products in the U.S. or the amount of reimbursement available from U.S. agencies or third party insurers and could materially and adversely affect us in general. Also, our ability to commercialize some of our potential products may be adversely affected if these proposals materially and adversely affect the business, financial condition and profitability of prospective collaborators for certain of our proposed products. Legislation and regulations affecting the pricing of pharmaceuticals may change before any of our proposed products are approved for marketing. Adoption of legislation or regulations could further limit reimbursement.

     In addition, in many international markets, governments control the prices of prescription pharmaceuticals. In these markets, once marketing approval is received, pricing negotiation can take another six to twelve months or longer. We may be forced to lower prices by competing product sales, and attempts to gain market share or introductory pricing programs, which could adversely affect our business, financial condition and results of operations.

OUR FAILURE TO CONTINUE TO HIRE AND RETAIN QUALIFIED PERSONNEL COULD HARM OUR BUSINESS

     We are highly dependent on the members of our management and scientific staff. The loss of one or more of our qualified personnel or consultants could have a material adverse effect on us. In addition, we believe that our future success will depend in large part upon our ability to attract and retain highly skilled scientific and managerial personnel. We face significant competition for such personnel from other companies, research and academic institutions, government entities and other organizations. We cannot assure that we will be successful in hiring or retaining the personnel we require for continued growth. The failure to hire and retain such personnel could materially and adversely affect us.

POTENTIAL YEAR 2000 PROBLEMS MAY AFFECT US

     While no significant business interruption has occurred since January 1, 2000, we expect to continue to monitor our systems for year 2000 compliance issues that may still occur. We cannot assure that business interruptions will not occur related to year 2000 compliance. In addition, the inability of a third party upon which we are dependent to address issues related to year 2000 compliance could have a material adverse effect on our business, financial condition, and results of operations.

VOLATILITY OF STOCK PRICE

     The market price of the common stock, like that of the securities of many other biopharmaceutical companies, has been and is likely to continue to be highly volatile. The stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of particular companies. Factors contributing to such volatility include:

     - results of pre-clinical studies and clinical trials by us or our competitors;

     - other evidence of the safety or efficacy of our pharmaceutical products or that of our competitors;

     - announcements of new collaborations;

     - announcements of our technological innovations or new therapeutic products or that of our competitors;

     - governmental regulation;

     - healthcare legislation; and

     - developments in our patent or other proprietary rights or that of our competitors, including litigation.

     Fluctuations in our operating results and market conditions for biotechnology stocks in general could have a significant impact on the volatility of the market price for the common stock and on the future price of the common stock.

ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRORS OF OUR COMPANY AND MAY DEPRESS OUR STOCK PRICE

     Certain provisions of our restated certificate of incorporation and by-laws and the terms of our stockholder rights plan may have the effect of delaying or preventing a change in control of our company and may deprive stockholders of the opportunity to receive a premium for their GelTex common stock. In addition, our authorized capital stock includes shares of undesignated preferred stock that may be issued from time to time by our board of directors in one or more series. The issuance of series preferred stock could have the effect of discouraging attempts to acquire control of our company.

     In addition, under our stockholder rights plan, holders of our common stock are entitled to one preferred share purchase right for each outstanding share of GelTex common stock they hold, exercisable under certain defined circumstances involving a potential change of control. The preferred share purchase rights have the anti-takeover effect of causing substantial dilution to a person or group that attempts to acquire our company on terms not approved by our board of directors. The foregoing provisions could have a material adverse effect on the premium that potential acquirors might be willing to pay in a merger or that investors might be willing to pay in the future for shares of our common stock.

WE HAVE NO INTENTION TO PAY DIVIDENDS

     We have never paid any cash dividends on GelTex common stock. We currently intend to retain all future earnings, if any, for use in our business and do not expect to pay any dividends in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements can be identified by the use of forward-looking terminology such as "may," "will," "could," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state trends and known uncertainties or other forward-looking information. Examples of forward-looking statements can be found in the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and under "Business" in the Form 10-K and in our 10-Qs for the quarters ended September 30, 1999, June 30, 1999 and March 31, 1999, each incorporated in this prospectus by reference. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the risk factors above. When considering forward-looking statements, you should keep in mind that the risk factors noted above and other factors noted throughout this prospectus or incorporated by reference could cause our actual results to differ significantly from those contained in any forward-looking statement. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

                                USE OF PROCEEDS

     We would receive approximately $7,037,105.40 in net proceeds if all of the options and warrants were exercised. We currently intend to use the net proceeds from any exercises as working capital. Depending on our circumstances at the time any or all of the net proceeds from the exercise of an option or warrant become available, if at all, we reserve the right to use the net proceeds for purposes other than working capital.

                              PLAN OF DISTRIBUTION

     The shares of GelTex common stock issuable upon exercise of the options and warrants are being offered directly by us pursuant to the terms of the options and warrants. No underwriter is being utilized in connection with the offering of the shares underlying the options and warrants.

     In order to facilitate the exercise of the options and warrants, we will furnish, at our expense, such number of copies of this Prospectus to each recordholder of options and/or warrants as the holder may request, together with instructions that such copies be delivered to the beneficial owners thereof. The shares will be offered on the Nasdaq National Market.

     In connection with our acquisition of SunPharm Corporation, formerly a public company, and pursuant to the Agreement and Plan of Merger by and among our company, Shine Acquisition Sub, Inc. and SunPharm Corporation dated August 13, 1999, or the merger agreement, we agreed to assume certain outstanding options and warrants issued by SunPharm Corporation, or SunPharm. At the effective time of the merger, 9:00 a.m., November 16, 1999, each outstanding SunPharm option and warrant was converted into a right to purchase shares of GelTex common stock. An aggregate of 51,271 shares of GelTex common stock would be issuable for an aggregate offering price of approximately $1,682,300 if all of the options were exercised. An aggregate of 196,086 shares of GelTex common stock would be issuable for an aggregate offering price of approximately $5,354,805 if all of the warrants were exercised.

     The exercise price and other terms of the options and warrants were determined by negotiations between SunPharm and the individual option and warrant holders and may not necessarily bear any relationship to our assets, results of operations or other generally accepted criteria of value.

     We will bear the expense of preparation and filing of the registration statement of which this prospectus is a part. The aggregate amount of all these expenses is expected to be approximately $44,331.57.

     We have agreed pursuant to the merger agreement to keep the registration statement of which this prospectus constitutes a part effective until the
earliest of (i) January   , 2002 or (ii) the first date on which all of the
shares have been sold.

                            LEGALITY OF COMMON STOCK

     The validity of the securities offered in this prospectus is being passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., attorneys of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and certain members of their families and trusts for their benefit own an aggregate of approximately [1,000] shares of our common stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Current Report on Form 8-K dated March 6, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The financial statements of RenaGel LLC as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 incorporated by reference in this prospectus and elsewhere in the registration statement by reference to GelTex's Current Report on Form 8-K for the year ended December 31, 1999 and have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of SunPharm (a development stage company) as of December 31, 1998 and 1997 and for the period from May 3, 1990 to December 31, 1998, except for the period from May 3, 1990 to December 31, 1994 which were audited by other auditors, included in this prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm upon their authority as experts in accounting and auditing.

                                MATERIAL CHANGES

     We incorporate by reference our registration statement on Form S-4 filed with the SEC on October 5, 1999 (File No. 333-88459).

                                INDEMNIFICATION

     Section 145 of the General Corporation Law of the State of Delaware provides that we have the power to indemnify our directors, officers, employees or agents and certain other persons serving at our request in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or on behalf of us, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Section 102(b)(7) of the Delaware General Corporation Law permits us to provide in our certificate of incorporation that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Our Restated Certificate of Incorporation also provides, as permitted by Delaware law, that directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     We have a Directors and Officers liability insurance policy that insures our officers and directors against certain liabilities.

COMMISSION POLICY

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov." In addition, our stock is listed for trading on the Nasdaq National Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

     This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

     - inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room or

     - obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange
Act of 1934 until the earlier of (i) January   , 2002 or (ii) the sale of all of
the shares of common stock. The documents we are incorporating by reference are:

     - Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed on March 31, 1999 (except for Exhibit 99.1);

     - Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, filed on November 12, 1999;

     - Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed on August 16, 1999;

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed on May 14, 1999;

     - Our Current Report on Form 8-K, filed with the SEC on March 6, 2000.

     - Our Current Report on Form 8-K, filed with the SEC on December 1, 1999;

     - Our Current Report on Form 8-K, filed with the SEC on November 15, 1999;

     - The description of our capital stock contained in our Registration Statement on Form 8-A under the 1934 Act as filed with the SEC on September 26, 1995, and as amended on October 12, 1995, including amendments or reports filed for the purpose of updating that description; and

     - The description of Junior Participating Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A filed with the SEC on March 5, 1996.

     You may request a copy of these filings at no cost by writing or telephoning our Chief Financial Officer at the following address and phone number:

     GelTex Pharmaceuticals, Inc.
     153 Second Avenue
     Waltham, Massachusetts 02451
     (781) 290-5888

     This prospectus is part of a Registration Statement that we filed with the SEC. You should rely only on the information incorporated by reference in or provided in this prospectus and the

Registration Statement. We have not authorized any other person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

======================================================


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF FEBRUARY, 2000. YOU SHOULD NOT ASSUME THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.


                           -------------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
The Company.........................    2
Risk Factors........................    3
Forward-Looking Statements..........   14
Use of Proceeds.....................   14
Plan of Distribution................   14
Legality of Common Stock............   15
Experts.............................   15
Material Changes....................   15
Indemnification.....................   15
Where You Can Find More
  Information.......................   16
Incorporation of Documents by
  Reference.........................   17

======================================================

======================================================

                        247,357 SHARES OF COMMON STOCK,
                            $.01 PAR VALUE PER SHARE

                          GELTEX PHARMACEUTICALS, INC.

                           -------------------------

                                   PROSPECTUS

                           -------------------------

                           -------------------------


======================================================

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The table sets forth our estimates (other than the SEC and Nasdaq Filing
Fees) of our expenses in connection with the issuance and distribution of the common stock being registered. None of the following expenses are being paid by the holders of options and warrants which may be exercised for such holder's pro rata portion of the Shares.

ITEM                                                            AMOUNT
----                                                          ----------
SEC registration fee........................................  $ 1,858.00
Nasdaq listing fee..........................................  $ 2,473.57
Legal fees and expenses.....................................  $20,000.00
Accounting fees and expenses................................  $16,000.00
Miscellaneous fees and expenses.............................  $ 4,000.00
                                                              ----------
Total.......................................................  $44,331.57
                                                              ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     See "Indemnification" contained in Part I hereof, which is incorporated herein by reference.

     We shall indemnify and hold harmless persons who serve at our express written request as directors or officers of another organization in which we own shares or of which we are a creditor.

ITEM 16.  EXHIBITS.


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 4.1*     Restated Certificate of Incorporation of the Registrant
          (previously filed as Exhibit 3.1 to the Registrant's
          Registration Statement on Form S-3, File No. 333-45151, and
          incorporated herein by reference).
 4.2*     Amended and Restated By-laws of the Registrant (previously filed as Exhibit 3.3 to the Registrant's Annual Report on
          Form 10-K for the year ended December 31, 1998, and
          incorporated herein by reference).
 4.3*     Form of Common Stock Certificate (previously filed as
          Exhibit 4.1 to the Registrant's Registration Statement on
          Form S-1, File No. 33-97322, and incorporated herein by
          reference).
 5.1*     Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C., with respect to the legality of the securities being registered.
10.1*     GT 102-279 Collaboration Agreement dated as of December 23,
          1999 by and between Sankyo Pharma, Inc. and the
          Registrant.*#
10.2*     Collaboration Agreement dated as of December 23, 1999 by and between Sankyo Pharma, Inc. and the Registrant.*#
23.1**    Consent of Ernst & Young LLP.
23.2**    Consent of PricewaterhouseCoopers LLP.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
23.3**    Consent of Deloitte & Touche LLP.
23.4*     Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. (included in Exhibit 5.1).
24*       Power of Attorney (filed in Part II of this Registration
          Statement).


-------------------------


 * Filed previously.



** Filed herewith.



 # Certain confidential material contained in Exhibit 10.1 and 10.2 has been omitted pursuant to confidential treatment request filed separately with the SEC.


ITEM 17.  UNDERTAKINGS.

A. RULE 415 OFFERING

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
     Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. INCORPORATED ANNUAL AND QUARTERLY REPORTS.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D. REGISTRATION STATEMENT PERMITTED BY RULE 430A UNDER THE SECURITIES ACT OF
1933

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Waltham, Commonwealth of Massachusetts, on March 6, 2000.


                                          GELTEX PHARMACEUTICALS, INC.

                                          By: /s/ MARK SKALETSKY
                                            ------------------------------------
                                              Mark Skaletsky
                                              President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----

                /s/ MARK SKALETSKY                   President and Chief Executive      March 6, 2000
---------------------------------------------------    Officer (principal executive
                  Mark Skaletsky                       officer)

                         *                           Vice President, Administration     March 6, 2000
---------------------------------------------------    and Finance (principal
               Paul J. Mellett, Jr.                    financial and accounting
                                                       officer)

                         *                           Chairman of the Board              March 6, 2000
---------------------------------------------------
                 Robert Carpenter

                         *                           Director                           March 6, 2000
---------------------------------------------------
                 J. Richard Crout

                         *                           Director                           March 6, 2000
---------------------------------------------------
                   Henri Termeer

                         *                           Director                           March 6, 2000
---------------------------------------------------
                    Jesse Treu



*By: /s/ MARK SKALETSKY

     ----------------------------------------------------
     Mark Skaletsky

     Attorney-in-Fact

                             GELTEX PHARMACEUTICALS

                          INDEX TO EXHIBITS FILED WITH
                        FORM S-3 REGISTRATION STATEMENT


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   4.1*   Restated Certificate of Incorporation of the Registrant
          (previously filed as Exhibit 3.1 to the Registrant's
          Registration Statement on Form S-3, File No. 333-45151, and
          incorporated herein by reference).
   4.2*   Amended and Restated By-laws of the Registrant (previously filed as Exhibit 3.3 to the Registrant's Annual Report on
          Form 10-K for the year ended December 31, 1998, and
          incorporated herein by reference).
   4.3*   Form of Common Stock Certificate (previously filed as
          Exhibit 4.1 to the Registrant's Registration Statement on
          Form S-1, File No. 33-97322, and incorporated herein by
          reference).
   5.1*   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C., with respect to the legality of the securities being registered.
  10.1*   GT 102-279 Collaboration Agreement dated as of December 23,
          1999 by and between Sankyo Pharma, Inc. and the
          Registrant.*#
  10.2*   Collaboration Agreement dated as of December 23, 1999 by and between Sankyo Pharma, Inc. and the Registrant.*#
  23.1**  Consent of Ernst & Young LLP.
  23.2**  Consent of PricewaterhouseCoopers LLP.
  23.3**  Consent of Deloitte & Touche LLP.
  23.4*   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. (included in Exhibit 5.1).
  24 *    Power of Attorney (filed in Part II of this Registration
          Statement).


-------------------------


 * Filed previously.



** Filed herewith.



 # Certain confidential material contained in Exhibit 10.1 and 10.2 has been omitted pursuant to confidential treatment request filed separately with the SEC.